Exhibit 5.1

April 9, 2012

QR Energy, LP

1401 McKinney Street, Suite 2400

Houston, Texas 77010

Re: QR Energy, LP Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to QR Energy, LP, a Delaware limited partnership (the “Partnership”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale of up to an aggregate of 8,827,263 common units representing limited partner interests in the Partnership (the “Common Units”) to be sold by the Partnership (the “Primary Common Units”), which includes up to 2,625,000 Common Units that may be sold pursuant to the to the underwriters’ option to purchase additional Common Units. We have also acted as counsel for the Partnership with respect to certain legal matters in connection with the Registration Statement respecting the offer and sale of up to an aggregate of 11,297,737 Common Units held by the Selling Unitholders named therein (the “Selling Unitholder Common Units” and collectively with the Primary Common Units, the “Securities”), as described in the Registration Statement.

We are rendering this opinion as of the time the Registration Statement, as defined below, becomes effective in accordance with Section 8(a) of the Securities Act.

As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), partnership records and documents, certificates of partnership and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

1.	The Partnership has been duly formed and is validly existing as a limited partnership under the Delaware Act.

2.	The Primary Common Units, when issued and delivered on behalf of the Partnership against payment therefor as described in the Partnership’s Registration Statement on Form S-1 (File No. 333-180364), as amended (the “Registration Statement”), to which this opinion is an exhibit and relating to the Securities, will be duly authorized, validly issued, fully paid and non-assessable.

3.	The Selling Unitholder Common Units have been duly authorized and are validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the United States of America, the Constitution of the State of Delaware and the Delaware Act, as interpreted by federal courts and the courts of the State of Delaware.

We hereby consent to the reference to us under the heading “Validity of the Common Units” in the prospectus forming a part of the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com